EXHIBIT 99.1

September 6, 2007

Dear Husker Ag Members:

We wanted to take a moment and send you some up to date pictures of our 40 million gallon per year expansion. Things are progressing well and it is gratifying to look up and see progress for all of the hard work that has taken place in 2007. It has taken an abundant amount of cooperation on the part of many people and groups to meet the current construction timeline. The plant was about 75% complete at the end of August. As you can see by the pictures the design is really starting to take shape. The plant is located approximately 700 feet directly to the west of our existing plant. We are hopeful of the positive synergies that having the two facilities located on the same property will give us in producing ethanol.

Sincerely

Seth Harder

Husker Ag Expansion Progress

The board of directors is proud up date you on the progress of the expansion. Currently the plant is 75% complete.

Distillation Area	Road connecting the two plants

Cook Area	Boiler System

Dryer System	Cooling tower

The Almost Completed Expansion!

New ICM 40 million gallon per year plant at Husker Ag